Exhibit 99.1

NEWS RELEASE for October 27, 2004 at 8:00 AM EDT

Contact:	Allen & Caron Inc	World Fuel Services Corporation
	Jesse Deal (Investors)	Francis X Shea, CFO & EVP
	jesse@allencaron.com	fshea@wfscorp.com
	(212) 691-8087	(305) 428-8000
or
Len Hall (Media)
len@allencaron.com
(949) 474-4300

WORLD FUEL SERVICES REPORTS RESULTS FOR THE THIRD QUARTER OF 2004

MIAMI, FL (October 27, 2004) . . .. World Fuel Services Corporation (NYSE:INT), a global leader in the marketing and financing of aviation and marine fuel products and related services, today reported record results for the third quarter ended September 30, 2004. Net income rose 26 percent to $7.0 million, or $0.59 per diluted share, as compared to $5.5 million, or $0.49 per diluted share, for the same quarter in the prior year. For the nine months ended September 30, 2004, the Company reported record earnings of $19.8 million, or $1.69 per diluted share, which represents a 22 percent increase compared to $16.2 million, or $1.46 per diluted share, for the same period a year ago.

“World Fuel has delivered record results in a difficult operating environment and we are proud of the performance of our global team” said Paul H Stebbins, Chairman and Chief Executive Officer. “We are continuing to execute our business plan and remain on track for a good year.”

THIRD QUARTER AND NINE MONTHS FINANCIAL HIGHLIGHTS

	Quarter Ended		Nine Months Ended
	($ in thousands, except per share data)
	9/30/04	9/30/03	9/30/04	9/30/03
Revenue	$1,579,369	$652,301	$3,868,546	$1,956,219
Income From Operations	$8,597	$7,164	$26,107	$19,863
Net Income	$6,967	$5,534	$19,787	$16,245
Diluted earnings per share	$0.59	$0.49	$1.69	$1.46

MORE-MORE-MORE

WORLD FUEL SERVICES REPORTS RESULTS FOR THE THIRD QUARTER OF 2004

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About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services Corporation is a global leader in the downstream marketing and financing of aviation and marine fuel products and related services. As the marketer of choice in the aviation and shipping industries, World Fuel Services provides fuel and services at more than 2,500 airports and seaports worldwide. With 42 offices strategically located throughout the world, World Fuel Services offers its customers a value-added outsource service for the supply, quality control, logistical support and price risk management of marine and aviation fuel.

The company’s global team of market makers provides deep domain expertise in all aspects of marine and aviation fuel management. World Fuel Services’ aviation customers include commercial, passenger and cargo operators as well as corporate clientele. The company’s marine customers include premier blue-chip companies from all segments of the market. For more information, call (305) 428-8000 or visit www.worldfuel.com.

With the exception of historical information in this news release, this document includes forward-looking statements that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the management of growth, fluctuations in world oil prices or foreign currency, major changes in political, economic, regulatory, or environmental conditions, the loss of key customers, suppliers or key members of senior management, uninsured losses, competition, credit risk associated with accounts and notes receivable, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from any forward-looking statements set forth herein.

TABLES FOLLOW

WORLD FUEL SERVICES REPORTS RESULTS FOR THE THIRD QUARTER OF 2004

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WORLD FUEL SERVICES CORPORATION AND SUBSIDIARIES CONSOLIDATED CONDENSED BALANCE SHEETS (IN THOUSANDS)

	September 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$57,526	$76,256
Accounts and notes receivable, net	434,839	192,119
Inventories	60,549	22,940
Prepaid expenses and other current assets	37,992	19,706

Total current assets	590,906	311,021

PROPERTY AND EQUIPMENT, NET	7,278	6,963

OTHER ASSETS	58,736	39,694

	$656,920	$357,678

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term debt	$1,567	$1,600
Accounts payable	365,575	172,885
Accrued expenses	28,003	9,987
Other current liabilities	43,811	20,290

Total current liabilities	438,956	204,762

LONG-TERM LIABILITIES	39,569	4,537

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY	178,395	148,379

	$656,920	$357,678

MORE – MORE – MORE

WORLD FUEL SERVICES REPORTS RESULTS FOR THE THIRD QUARTER OF 2004

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WORLD FUEL SERVICES CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(UNAUDITED - IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue	$1,579,369	$652,301	$3,868,546	$1,956,219
Cost of sales	(1,547,337)	(627,766)	(3,778,129)	(1,878,891)

Gross profit	32,032	24,535	90,417	77,328

Operating expenses:
Salaries and wages	(13,568)	(9,198)	(35,334)	(29,943)
Provision for bad debts	(572)	(1,535)	(2,811)	(5,473)
Other	(9,295)	(6,638)	(26,165)	(22,049)

	(23,435)	(17,371)	(64,310)	(57,465)

Income from operations	8,597	7,164	26,107	19,863
Other (expense) income, net	(88)	83	(1,475)	312

Income before income taxes	8,509	7,247	24,632	20,175
Provision for income taxes	(1,542)	(1,713)	(4,845)	(3,930)

Net income	$6,967	$5,534	$19,787	$16,245

Basic earnings per share	$0.62	$0.52	$1.80	$1.53

Weighted average shares - basic	11,170	10,631	11,004	10,604

Diluted earnings per share	$0.59	$0.49	$1.69	$1.46

Weighted average shares - diluted	11,816	11,204	11,691	11,123